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                                                              EXHIBIT 23.2

The Board of Directors
Medgenix Diagnostics, S.A.:

          We consent to the use of our report dated May 23, 1996 incorporated by reference herein relating to the consolidated balance sheet of the in vitro business segment of Medgenix Diagnostics, S.A. and subsidiaries as of October 31, 1995, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended October 31, 1994 and 1995, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG Reviseurs d'Entreprises



Brussels
June 4, 1996